Exhibit 1

SHARE ALLOCATION AGREEMENT

THIS SHARE ALLOCATION AGREEMENT (“Agreement”) is made and entered into as of August 7, 2009, by and among, Keywin Holdings Limited, a British Virgin Islands company (the “Transferor”), Ms. Pui Chu Tang, the sole shareholder of the Transferor, and the persons listed on Schedule 1 hereof (the “Transferees”).

W I T N E S S E T H:

WHEREAS, Network CN Inc., a Delaware corporation (the “Company”) and the Transferor entered into a Note Exchange and Option Agreement, dated as of April 2, 2009 (the “Note Exchange Agreement”), which provides, among other things, for the exchange of certain notes payable by the Company, held by the Transferor for the issuance of 307,035,463 shares of the Company’s common stock (the “Common Stock”) to the Transferor; and

WHEREAS, the Transferees have provided certain services for the benefit of the Transferor and such performance has directly benefited the Transferor; and the Transferor wishes to allocate and transfer certain shares of the Common Stock issued under the Note Exchange Agreement to the Transferees.

NOW, THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the parties hereto hereby agree and intend to be legally bound as follows:

1.  The Share Allocation/Transfer.  Subject to the terms and conditions of this Agreement, the Transferor hereby transfers and assigns to each Transferee, and each Transferee accepts and assumes, all of the Transferor’s right, title and interest in and to the number of shares of the Company’s Common Stock set forth opposite such Transferee’s name in Schedule 1 attached hereto (the “Shares”), which were issued to the Transferor in connection with the consummation of the transactions contemplated by the Note Exchange Agreement.  Therefore, the Transferor hereby transfers to the Transferees an aggregate of 189,678,980 shares of the Common Stock issued to it in connection with the Note Exchange Agreement, as set forth in Schedule 1 hereto.

2.  Representations and Warranties of the Transferees. In connection with the transfer of the Shares to the Transferees pursuant to Section 1 above, each of the Transferees hereby represents and warrants to the Transferor as follows:

2.1.  Transferee acknowledges that the Transferor and the Company have made no representation to Transferee regarding the Company, its business or prospects.

2.2.  Transferee is accepting transfer of the Shares for investment for Transferee’s own account only, not as a nominee or agent, and not with a view to, or for resale in connection with, any “distribution” of the Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  By executing this Agreement, Transferee represents that Transferee does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

2.3.  Transferee has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Company and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares.

2.4.  The Transferee understands that the Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Transferee’s representations as expressed herein.  The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Shares in accordance with the Company’s charter documents or the laws of its jurisdiction of incorporation.

2.5.  The Transferee understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Transferee pursuant hereto, the Shares would be acquired in a transaction not involving a public offering.  The issuance of the Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the transfer of the Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation S for offers and sales of securities outside the U.S. The Transferee further acknowledges that if the Shares are issued to the Transferee in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Transferee represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.6.  Regulation S Exemption.  The Transferee understands, acknowledges and agrees that the transfer of the Shares to the Transferee has not been registered under the Securities Act or under any state securities laws or regulations and that the Shares are being offered and sold to it in reliance on an exemption from the registration requirements of United States federal and state securities laws under Regulation S promulgated under the Securities Act and that the Transferor and the Company are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Transferee set forth herein in order to determine the applicability of such exemptions and the suitability of the Transferee to acquire the Shares.  In this regard, the Transferee represents, warrants and agrees that:

(a)  The Transferee is not a U.S. Person (as defined below) and is not an affiliate (as defined in Rule 501(b) under the Securities Act) of the Company.  A U.S. Person means any one of the following: (1) any natural person resident in the United States of America; (2) any partnership or corporation organized or incorporated under the laws of the United States of America; (3) any estate of which any executor or administrator is a U.S. person; (4) any trust of which any trustee is a U.S. person; (5) any agency or branch of a foreign entity located in the United States of America; (6) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (7) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and (8) any partnership or corporation if: (a) organized or incorporated under the laws of any foreign jurisdiction; and (b) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

(b)  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, the Transferee was outside of the United States.

(c)  The Transferee will not, during the period commencing on the date of transfer of the Shares and ending on the first anniversary of such date, or such shorter period as may be permitted by Regulation S or other applicable securities law (the “Restricted Period”), offer, sell, pledge or otherwise transfer the Shares in the United States, or to a U.S. Person for the account or for the benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S.  At no time shall the Transferee offer or sell the Shares unless they are registered under the Securities Act or are exempt from the registration requirements of the Securities Act and any applicable state or foreign securities laws or regulations.

(d)  The Transferee will, after expiration of the Restricted Period, offer, sell, pledge or otherwise transfer the Shares only pursuant to registration under the Securities Act or an available exemption therein and, in accordance with all applicable state and foreign securities laws.

(e)  The Transferee has not in the United States, engaged in, and prior to the expiration of the Restricted Period will not directly or indirectly engage in, any short selling of or any hedging or similar transaction with respect to the Shares, including without limitation, any put, call or other option transaction, option writing or equity swap.

(f)  Neither the Transferee nor or any person acting on its behalf has engaged, nor will engage, in any directed selling efforts to a U.S. Person with respect to the Shares and the Transferee and any person acting on its behalf have complied and will comply with the “offering restrictions” requirements of Regulation S under the Securities Act.

(g)  The transactions contemplated by this Agreement have not been pre-arranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act.

(h)  Neither the Transferee nor any person acting on its behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Shares.  The Transferee agrees not to cause any advertisement of the Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Shares, except such advertisements that include the statements required by Regulation S under the Securities Act, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws.

2.7.  Transferee acknowledges that the certificate evidencing the Shares will bear a restrictive legend referring to the transfer limitations applicable under the Securities Act and applicable state securities laws.

3.   Indemnification. Each Transferee agrees to indemnify and hold harmless the Transferor and the Company from and against all liability, damage, losses, costs and expenses (including reasonable attorneys’ fees and court costs) which they may incur by reason of any breach of the representations and warranties made by such Transferee herein, or in any document provided by such Transferee to the Transferor.

4.   General Release of All Claims.  In consideration of the allocation and transfer of the Shares described in Section 1 above, each of the Transferees, for itself and its heirs, successors, and assigns, hereby voluntarily acquits, releases and forever discharges the Company and the Transferor, and each of their respective agents, its present and former officers, directors, (trade) partners, employees, consultants, affiliates, parents, subsidiaries, related entities, predecessors, heirs, successors, and assigns (collectively, the “Covered Persons”) of and from any and all claims, demands, actions, causes of action, suits, contracts, covenants, promises, damages, judgments, liabilities, debts, costs and expenses whatsoever (collectively, the “Claims”), both at law or in equity, whether known or unknown, which such Transferee has, has had or may hereafter have against the Covered Persons, on account of any matter, cause, transaction, event, occurrence, agreement or thing of any kind occurring at any time from the beginning of the world up to the date of, or contemporaneously with, this Agreement (including any Claims for issuance of equity securities of the Company in connection with the transactions contemplated by the Note Exchange Agreement) and including any claims for failure to pay for services rendered to a Covered Person.

5.   Choice of Law, Jurisdiction and Venue. This Agreement shall be governed by the laws of the State of New York without regard to principles of conflict of laws, except to the extent that federal law may apply.  Any dispute shall be subject to the jurisdiction of the courts of New York, New York and the parties agree to subject themselves to the jurisdiction of the courts in New York County, New York.

6.   Complete Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof.  This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.  It is understood that this Agreement may be prepared and executed in both the English and Chinese languages, with both versions having legal efficacy.  If a dispute arises as to the interpretation of a particular provision of this Agreement because of differences between the Chinese and English languages, the English version shall prevail.

7.   Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.   Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[TRANSFEROR SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

KEYWIN HOLDINGS LIMITED

By:
Name:	Earnest Leung
Title:	Director

By:
MS. PUI CHU TANG

[TRANSFEREE SIGNATURE PAGE]

TRANSFEREE:

If Individual:

By:
Name:

If Entity

By:
Name:
Title:

Address:

Jurisdiction of Organization:

Amount of Transfer Shares:

[Signature Page to Share Allocation Agreement]